Exhibit 99.1

PULASKI FINANCIAL REPORTS SUBSTANTIAL INCREASE

IN THIRD FISCAL QUARTER OPERATING RESULTS

•                  The Company showed strong growth in operating performance

•                  Diluted EPS was $0.20 for the third fiscal quarter of 2012 compared with $0.11 for the prior year quarter and $0.08 for the linked quarter, and was $0.51 year to date in 2012 compared with $0.39 in 2011

•                  Mortgage revenues increased 86% from the prior year quarter and 27% over the linked quarter on increased sales volumes and higher realized profit margins

•                  Net interest income increased 5% over the prior year quarter on an improvement in the net interest margin but decreased 2% from the linked quarter on a modestly lower net interest margin and lower average loans receivable balances

•                  Net interest margin remained strong, showing a 30 basis point increase over the prior year quarter on lower funding costs, but a 4 basis point decrease from the linked quarter and a 13 basis point decrease from the record high in the December 2011 quarter

•                  Non-interest expense was up 12% from the prior year quarter and 11% from the linked quarter primarily on higher professional fees and increased foreclosure costs

•                  Asset quality continued to improve

•                  Non-performing assets decreased 3%, representing the sixth consecutive quarterly decline

•                  Internal adversely classified assets decreased approximately 2%, representing the third consecutive quarterly decline

•                  Early stage loan delinquencies (31 to 89 days past due on payments) decreased approximately 25%, representing the third consecutive quarterly decline

•                  The Bank remained “well capitalized” with estimated Tier 1 leverage and total risk-based capital ratios of 10.11% and 14.13%, respectively, and the quarterly common dividend was maintained

ST. LOUIS, July 24, 2012 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended June 30, 2012 of $2.7 million, or $0.20 per diluted common share, compared with net income of $1.4 million, or $0.08 per diluted common share, for the quarter ended March 31, 2012 and net income of $1.7 million, or $0.11 per diluted common share, for the June 2011 quarter.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock totaling $0.05 per diluted common share in each of the three quarters.   For the nine-month periods, the Company reported net income of $7.2 million, or $0.51 per diluted common share, in 2012 compared with net income of $5.9 million, or $0.39 per diluted common share, in 2011.

Gary Douglass, President and Chief Executive Officer commented, “We were very pleased with our third fiscal quarter results.  Mortgage revenues jumped significantly as the result of increased sales volumes combined with our ongoing efforts to improve our gross selling prices and control our origination costs.  The net interest margin, although down from its historically high level in the December 2011 quarter, remained at a very respectable 3.84% level.  Net operating expenses were up for the quarter, but a large part of the increase was related to expenses incurred in connection with the Treasury’s auction of our preferred stock.  Finally, the level of non-performing assets decreased for the sixth consecutive quarter.  Equally important, two other potential future predictors of asset quality, the level of internal adversely classified assets and total loans that were 31 to 89 days past due on payments, experienced improvement for the third consecutive quarter.”

Net Interest Income Down Slightly from the Linked Quarter on Lower, but Still Strong,

Net Interest Margin

Net interest income decreased to $11.6 million for the third quarter of fiscal 2012 compared with $11.8 million for the quarter ended March 31, 2012, but increased from $11.1 million for the same period a year ago.  The decrease from the linked quarter was primarily the result of a decline in the net interest margin combined with shrinkage in the average balance of loans receivable held in portfolio.  The increase from the same period a year ago was primarily due to an increase in the net interest margin.  For the nine-month period, net interest income decreased $398,000 to $35.6 million primarily as the result of shrinkage in the average balance of loans receivable held in portfolio partially offset by an increase in the net interest margin.

The Company experienced modest growth in its commercial loan portfolio during the current year periods.  The balance of commercial loans grew $13.0 million, or 2%, and $25.1 million, or 4%, during the three and nine months ended June 30, 2012, respectively, to $596.0 million at June 30, 2012.  Conversely, the lack of market demand for the Company’s adjustable-rate residential mortgage loan products, which are the Company’s primary residential portfolio products, resulted in shrinkage in the residential loan portfolio during the same periods.  The balance of residential loans decreased $14.4 million, or 3%, and $55.6 million, or 12%, during the three and nine months ended June 30, 2012, respectively, to $414.4 million at June 30, 2012.

The net interest margin was 3.84% for the three months ended June 30, 2012 compared with 3.88% for the quarter ended March 31, 2012 and 3.54% for the quarter ended June 30, 2011.  The linked-quarter decrease was primarily the result of shrinkage in the average balance and average yield of loans receivable held in portfolio partially offset by a decline in the average cost of deposits.  The increase in the net interest margin from the June 2011 quarter was primarily the result of a decrease in the cost of deposits.  For the nine month periods, the net interest margin was 3.89% in 2012 compared with 3.66% in 2011.  The net interest margin for the nine months ended June 30, 2012 was bolstered by the record quarterly high level of 3.97% reached in the December 2011 quarter.

2

Mortgage Revenues Up from the Linked Quarter on Higher Sales Volumes and Improved Profit Margins

Primarily as the result of increased mortgage revenues, non-interest income increased to $4.1 million for the quarter ended June 30, 2012 compared with $3.6 million for the quarter ended March 31, 2012 and $3.1 million for the quarter ended June 30, 2011.  Mortgage revenues were $2.4 million on loan sales of $342 million for the quarter ended June 30, 2012 compared with $1.9 million on loan sales of $309 million for the quarter ended March 31, 2012 and $1.3 million on loan sales of $259 million in the June 2011 quarter.

Mortgage loans originated for sale totaled $350 million for the quarter ended June 30, 2012 compared with $307 million for the quarter ended March 31, 2012 and $257 million for the June 2011 quarter.  As a result of the continued low level of market interest rates, the Company continued to see strong demand for mortgage refinancings during the June 2012 quarter, but also saw an increase in loans originated to finance the purchase of homes.  Mortgage refinancings totaled $155 million, or 44% of total loans originated for sale, for the quarter ended June 30, 2012 compared with $194 million, or 63% of total loans originated for sale, for the quarter ended March 31, 2012, and $187 million, or 73% of total loans originated for sale, for the June 2011 quarter.  Loans originated to finance the purchase of homes totaled $186 million for the quarter ended June 30, 2012 compared with $111 million for the quarter ended March 31, 2012 and $186 million for the June 2011 quarter.

The net profit margin on loans sold was 0.70% for the quarter ended June 30, 2012 compared with 0.61% for the quarter ended March 31, 2012 and 0.50% for the June 2011 quarter.  The increases were primarily the result of improved selling prices realized from the Company’s mortgage loan investors and the continued control of costs to originate such loans.  Mortgage loans held for sale decreased $1.2 million to $148.8 million at June 30, 2012 compared with $150.0 million at March 31, 2012.

Douglass noted, “Once again, we saw substantial linked-quarter growth in mortgage revenues as we continued to take advantage of the strong demand for mortgage loan refinancings that was driven by the low level of market interest rates.  More importantly, we saw a substantial increase in loans originated to finance home purchases as we were able to capitalize on the strong customer and realtor relationships our loan officers have continued to maintain within our markets.  We continue to explore ways to expand our gross sales margins and focus on cost control, and we expect these improvements to carry over into future periods.  Finally, the strong loan demand resulted in a quarter-end balance of $149 million in our mortgage loans held for sale, which will once again give us significant momentum going into our fourth fiscal quarter of 2012 by generating net interest income while they are held in the warehouse and mortgage revenues when they are delivered to our investors.”

Non-interest Expense Up from the Linked Quarter on Higher Professional Fees and Foreclosure Costs

Total non-interest expense was $8.8 million for the quarter ended June 30, 2012 compared with $7.9 million for each of the linked and prior-year quarters.  The linked-quarter and prior year increases were the result of higher levels of expense associated with professional services and

3

foreclosed properties.  During the quarter ended June 30, 2012, the United States Department of the Treasury completed the auction to private investors of the Company’s preferred stock that was issued to the Treasury in 2009 under its Capital Purchase Program.  In connection with this auction, the Company incurred approximately $249,000 in legal and professional fees related to the filing of the required registration statements with the Securities and Exchange Commission. For the nine-month period, non-interest expense decreased to $24.9 million in 2012 compared with $25.4 million in 2011, primarily due to lower expenses for FDIC deposit insurance and foreclosed properties.

Asset Quality Continued to Improve

Non-performing assets decreased 3% to $64.4 million at June 30, 2012 from $66.2 million at March 31, 2012 primarily as the result of decreases in loans restructured under troubled debt restructurings and real estate acquired through foreclosure.  This represented the sixth consecutive quarterly decline in non-performing assets and the first time the level of non-performing assets as a percentage of total assets fell below 5% since June 30, 2010.  The level of internal adversely classified assets decreased approximately 2% from March 31, 2012 to June 30, 2012 and total loans that were 31 to 89 days past due on payments decreased approximately 25% during the same period, both representing the third consecutive quarterly decline in these categories.

The provision for loan losses for the three months ended June 30, 2012 was $3.0 million compared with $5.5 million for the quarter ended March 31, 2012 and $4.0 million for the June 2011 quarter.  The significantly higher provision during the March 2012 quarter was primarily the result of a $2.5 million partial charge-off related to commercial loans to one of the Company’s largest borrowers.

Net charge-offs for the quarter ended June 30, 2012 totaled $3.3 million compared with $13.0 million for the quarter ended March 31, 2012 and $4.9 million for the June 2011 quarter.  The significantly higher level of net charge-offs in the March 2012 quarter was primarily the result of the Company’s required change from the Office of Thrift Supervision’s Thrift Financial Reports to the Office of the Comptroller of the Currency’s (“OCC”) Call Reports effective March 31, 2012, and to a lesser extent, the $2.5 million commercial loan charge-off discussed above.  Effective March 31, 2012, the Company modified its loan charge-off policy to comply with the OCC’s guidance and, accordingly, recorded $5.9 million of charge-offs during the March 2012 quarter related to loans for which it had established specific reserves in previous periods.  Because these losses had been recognized in previous periods, this change in accounting policy had no impact on the Company’s provision for loan losses or capital position in the quarter ended March 31, 2012.

Conclusion / Outlook

Douglass stated, “For our fourth fiscal quarter of 2012, we expect continued core earnings strength similar to what we saw in the June 2012 quarter and continued asset quality improvement.  We are also targeting a repurchase of the common stock warrant currently held by the U.S. Treasury to remove the related dilutive overhang and a modest start on redeeming a portion of our outstanding preferred securities.”

4

Conference Call Tomorrow

Pulaski Financial’s management will discuss third quarter results and other developments tomorrow, July 25, 2012, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at:  http://pulaskibank.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757, conference ID 12131430, a few minutes before the start time. The call also will be available for replay through August 9, 2012 at 855-859-2056 or 404-537-3406, conference ID 12131430.

About Pulaski Financial

Pulaski Financial Corp., operating in its 90th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas and Wichita, Kansas. The bank offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through eight loan production offices in the St. Louis and Kansas City metropolitan areas, Joplin, Missouri and Wichita, Kansas.  The Company’s website can be accessed at www.pulaskibank.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2011 on file with the SEC, including the sections entitled “Risk Factors.”  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:

Paul Milano

Chief Financial Officer

Pulaski Financial Corp.

(314) 317-5046

Tables follow...

5

PULASKI FINANCIAL CORP.

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	(Dollars in thousands except per share data) Three Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2011
Interest income	$13,663	$14,011	$14,175
Interest expense	2,016	2,190	3,096

Net interest income	11,647	11,821	11,079
Provision for loan losses	3,000	5,500	4,000

Net interest income after provision for loan losses	8,647	6,321	7,079

Retail banking fees	1,002	978	1,076
Mortgage revenues	2,410	1,897	1,295
Investment brokerage revenues	350	397	421
Other	340	283	282
Total non-interest income	4,102	3,555	3,074

Compensation expense	3,773	3,781	3,720
Occupancy, equipment and data processing expense	2,330	2,329	2,282
Advertising	168	105	121
Professional services	844	403	361
Real estate foreclosure losses and expenses, net	650	388	265
FDIC deposit insurance premiums	436	441	475
Other	589	495	663
Total non-interest expense	8,790	7,942	7,887

Income before income taxes	3,959	1,934	2,266
Income tax expense	1,213	565	566
Net income after tax	2,746	1,369	1,700
Preferred stock dividends	518	518	516
Earnings available for common shares	$2,228	$851	$1,184

Annualized Performance Ratios
Return on average assets	0.84%	0.42%	0.51%
Return on average common equity	9.46%	3.67%	5.37%
Interest rate spread	3.70%	3.74%	3.39%
Net interest margin	3.84%	3.88%	3.54%

SHARE DATA
Weighted average shares outstanding - basic	10,709,072	10,659,123	10,558,910
Weighted average shares outstanding - diluted	11,121,025	11,132,612	11,009,935
Basic earnings per common share	$0.21	$0.08	$0.11
Diluted earnings per common share	$0.20	$0.08	$0.11
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.

CONDENSED STATEMENTS OF INCOME, Continued

(Unaudited)

	(Dollars in thousands except per share data) Nine Months Ended June 30,
	2012	2011
Interest income	$42,297	$46,117
Interest expense	6,714	10,136

Net interest income	35,583	35,981
Provision for loan losses	11,500	11,800

Net interest income after provision for loan losses	24,083	24,181

Retail banking fees	2,982	3,046
Mortgage revenues	5,994	3,989
Investment brokerage revenues	1,120	1,469
Other	976	909
Total non-interest income	11,072	9,413

Compensation expense	11,297	11,202
Occupancy, equipment and data processing expense	6,840	6,588
Advertising	381	358
Professional services	1,674	1,252
Real estate foreclosure losses and expenses, net	1,783	2,076
FDIC deposit insurance premiums	1,318	1,952
Other	1,571	1,967
Total non-interest expense	24,864	25,395

Income before income taxes	10,291	8,199
Income tax expense	3,134	2,315
Net income after tax	7,157	5,884
Preferred stock dividends	1,553	1,549
Earning available for common shares	$5,604	$4,335

Annualized Performance Ratios
Return on average assets	0.73%	0.56%
Return on average common equity	8.05%	6.54%
Interest rate spread	3.74%	3.50%
Net interest margin	3.89%	3.66%

SHARE DATA
Weighted average shares outstanding - basic	10,657,747	10,532,839
Weighted average shares outstanding - diluted	11,087,851	10,989,643
Basic earnings per common share	$0.53	$0.41
Diluted earnings per common share	$0.51	$0.39
Dividends per common share	$0.285	$0.285

PULASKI FINANCIAL CORP.

BALANCE SHEET DATA

(Unaudited)

	(Dollars in thousands)
	June 30,	March 31,	September 30,
	2012	2012	2011
Total assets	$1,345,691	$1,317,287	$1,309,209
Loans receivable, net	995,866	998,390	1,021,273
Allowance for loan losses	18,001	18,254	25,714
Mortgage loans held for sale, net	148,769	149,978	100,719
Investment securities	19,968	10,932	14,457
FHLB stock	3,779	3,940	3,100
Mortgage-backed & related securities	6,275	7,004	9,986
Cash and cash equivalents	73,254	46,121	57,071
Deposits	1,135,229	1,110,824	1,122,525
FHLB advances	49,000	49,000	29,000
Subordinated debentures	19,589	19,589	19,589
Stockholders’ equity - preferred	31,861	31,749	31,527
Stockholders’ equity - common	92,165	90,900	88,643
Book value per common share	$8.18	$8.05	$8.07
Tangible book value per share	$7.83	$7.70	$7.70

	June 30,	March 31,	September 30,
	2012	2012	2011
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$217,584	$224,476	$242,091
Residential second mortgage	43,655	45,376	51,535
Home equity lines of credit	153,114	158,896	176,324
Commercial:
Commercial and multi-family real estate	323,643	326,731	316,210
Land acquisition and development	47,535	49,975	51,497
Real estate construction and development	20,214	17,102	22,331
Commercial and industrial	204,610	189,194	180,821
Consumer and installment	2,485	2,221	3,118
	1,012,840	1,013,971	1,043,927
Add (less):
Deferred loan costs	3,264	3,254	3,626
Loans in process	(2,237)	(581)	(566)
Allowance for loan losses	(18,001)	(18,254)	(25,714)
	(16,974)	(15,581)	(22,654)
Total	$995,866	$998,390	$1,021,273

Weighted average rate at end of period	5.04%	5.12%	5.30%

	June 30, 2012		March 31, 2012		September 30, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
DEPOSITS
Demand Deposit Accounts:
Non-interest-bearing checking	$178,866	0.00%	$156,019	0.00%	$150,431	0.00%
Interest-bearing checking	287,650	0.16%	305,535	0.20%	328,275	0.28%
Passbook savings accounts	37,160	0.14%	37,089	0.14%	35,714	0.14%
Money market	192,205	0.22%	178,355	0.24%	183,873	0.33%
Total demand deposit accounts	695,881	0.14%	676,998	0.16%	698,293	0.22%

Certificates of Deposit:
Retail	354,563	1.23%	343,693	1.29%	344,770	1.61%
CDARS	84,785	0.34%	90,133	0.33%	71,026	0.42%
Brokered	—	—	—	—	8,436	5.23%
Total certificates of deposit	439,348	1.06%	433,826	1.09%	424,232	1.48%
Total deposits	$1,135,229	0.49%	$1,110,824	0.52%	$1,122,525	0.70%

PULASKI FINANCIAL CORP.

NONPERFORMING ASSETS

(Unaudited)

	(In thousands)
	June 30,	March 31,	September 30,
	2012	2012	2011
NONPERFORMING ASSETS
Non-accrual loans:
Residential real estate first mortgages	$5,414	$5,216	$5,871
Residential real estate second mortgages	957	532	1,177
Home equity	3,036	1,735	4,084
Commercial and multi-family	6,962	7,866	2,375
Land acquisition and development	—	229	229
Real estate-construction and development	65	482	854
Commercial and industrial	4,146	4,388	210
Consumer and other	278	96	240
Total non-accrual loans	20,858	20,544	15,040

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	7,723	11,585	14,911
Residential real estate second mortgages	1,021	1,348	1,861
Home equity	800	565	1,248
Commercial and multi-family	7,575	3,510	4,359
Real estate-construction and development	501	853	1,538
Commercial and industrial	1,555	533	560
Consumer and other	—	80	—
Total current restructured loans	19,175	18,474	24,477
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	6,989	6,989	9,372
Residential real estate second mortgages	140	176	452
Home equity	377	576	999
Commercial and multi-family	574	2,167	2,226
Land acquisition and development	40	104	121
Real estate-construction and development	—	24	51
Commercial and industrial	—	152	417
Consumer and other	3	—	226
Total past due restructured loans	8,123	10,188	13,864
Total restructured loans	27,298	28,662	38,341
Total non-performing loans	48,156	49,206	53,381
Real estate acquired in settlement of loans:
Residential real estate	2,431	2,828	3,037
Commercial real estate	13,766	14,207	15,681
Total real estate acquired in settlement of loans	16,197	17,035	18,718
Total non-performing assets	$64,353	$66,241	$72,099

(1) Troubled debt restructured includes non-accrual loans totaling $27.3 million, $28.7 million and $38.3 million at June 30, 2012, March 31, 2012 and September 30, 2011, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.

ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS

(Unaudited)

	(Dollars in thousands)
	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$18,254	$26,663	$25,714	$26,976
Provision charged to expense	3,000	4,000	11,500	11,800
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(1,505)	(1,385)	(6,546)	(3,043)
Residential real estate second mortgages	(374)	(927)	(1,782)	(1,592)
Home equity	(231)	(359)	(3,988)	(2,038)
Commercial and multi-family	(383)	(779)	(3,934)	(1,515)
Land acquisition & development	—	(1,457)	(255)	(4,370)
Real estate-construction and development	(47)	1	(288)	(49)
Commercial and industrial	(710)	6	(1,931)	(352)
Consumer and other	(3)	(13)	(489)	(67)
Total loans charged off, net	(3,253)	(4,913)	(19,213)	(13,026)
Allowance for loan losses, end of period	$18,001	$25,750	$18,001	$25,750

	June 30,	March 31,	September 30,
	2012	2012	2011
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans	4.75%	4.85%	5.11%
Nonperforming loans excluding current troubled debt restructurings as a percent of total loans	2.86%	3.03%	2.77%
Nonperforming assets as a percent of total assets	4.78%	5.03%	5.51%
Nonperforming assets excluding current troubled debt restructurings as a percent of total assets	3.36%	3.63%	3.64%
Allowance for loan losses as a percent of total loans	1.78%	1.80%	2.46%
Allowance for loan losses as a percent of nonperforming loans	37.38%	37.10%	48.17%
Allowance for loan losses as a percent of nonperforming loans excluding current troubled debt restructurings and related allowance for loan losses	60.11%	57.59%	84.50%

PULASKI FINANCIAL CORP.

AVERAGE BALANCE SHEETS

(Unaudited)

	(Dollars in thousands) Three Months Ended
	June 30, 2012			June 30, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,014,444	$12,304	4.85%	$1,061,821	$13,402	5.05%
Mortgage loans held for sale	136,226	1,249	3.67%	50,525	557	4.41%
Other interest-earning assets	63,219	110	0.70%	140,556	216	0.61%
Total interest-earning assets	1,213,889	13,663	4.50%	1,252,902	14,175	4.53%
Noninterest-earning assets	93,495			89,563
Total assets	$1,307,384			$1,342,465

Interest-bearing liabilities:
Deposits	$954,197	$1,653	0.69%	$1,037,849	$2,743	1.06%
Borrowed money	50,127	363	2.89%	48,589	353	2.91%
Total interest-bearing liabilities	1,004,324	2,016	0.80%	1,086,438	3,096	1.14%
Noninterest-bearing deposits	162,510			124,229
Noninterest-bearing liabilities	14,552			12,310
Stockholders’ equity	125,998			119,488
Total liabilities and stockholders’ equity	$1,307,384			$1,342,465
Net interest income		$11,647			$11,079
Interest rate spread			3.70%			3.39%
Net interest margin			3.84%			3.54%

	(Dollars in thousands)
	Nine Months Ended
	June 30, 2012			June 30, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,028,570	$38,154	4.95%	$1,064,048	$40,500	5.07%
Mortgage loans held for sale	137,862	3,836	3.71%	155,743	4,922	4.21%
Other interest-earning assets	52,176	307	0.79%	90,351	695	1.03%
Total interest-earning assets	1,218,608	42,297	4.63%	1,310,142	46,117	4.69%
Noninterest-earning assets	88,403			88,799
Total assets	$1,307,011			$1,398,941

Interest-bearing liabilities:
Deposits	$960,446	$5,622	0.78%	$1,018,228	$8,914	1.17%
Borrowed money	50,830	1,092	2.86%	118,677	1,222	1.37%
Total interest-bearing liabilities	1,011,276	6,714	0.89%	1,136,905	10,136	1.19%
Noninterest-bearing deposits	156,685			128,075
Noninterest-bearing liabilities	14,586			14,337
Stockholders’ equity	124,464			119,624
Total liabilities and stockholders’ equity	$1,307,011			$1,398,941
Net interest income		$35,583			$35,981
Interest rate spread			3.74%			3.50%
Net interest margin			3.89%			3.66%

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